SUB-ADVISORY AGREEMENT


                  AGREEMENT made as of ____________________, 1996 between CAM Investment Advisors, Inc. (the "Investment Advisor"), a Delaware corporation, and Wolf, Webb, Burk & Campbell, Inc. (the "Sub-Advisor"), a Pennsylvania corporation.

                  WHEREAS, CAM Balanced Fund, Inc. (the "Fund"), a Maryland corporation, is registered as a closed-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

                  WHEREAS, pursuant to an Investment Advisory Agreement (the "Investment Advisory Agreement") dated the date hereof, by and between the Fund and the Investment Advisor, the Investment Advisor has agreed to furnish investment advisory services to the Fund; and

                  WHEREAS, the Investment Advisor desires to retain the Sub-Advisor to furnish investment advisory services to the Fund and the Sub-Advisor is willing to so furnish such services;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. Appointment. The Investment Advisor hereby appoints the Sub-Advisor to act as its sub-adviser for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

                  2. Management. Subject to the supervision of the Investment Advisor and the Fund's Board of Directors, the Sub-Advisor will perform the following services:

                                  (i) Provide a continuous investment program
                  and strategy for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund, determining from time to time what securities and other investments will be invested, reinvested, owned, held or traded by the Fund. The Sub-Advisor will provide this service under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Fund's Board of Directors adopted from time to time;


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                                 (ii)  Transmit information concerning purchases
                  and sales of the Fund's portfolio securities to the custodian for proper settlement;


                                (iii)  Supply the Fund and its Board of
                  Directors with reports and statistical data as requested; and

                                 (iv) Prepare a quarterly brokerage allocation
                  summary and monthly security transaction listing for the Fund.

                  3. Other Covenants.

                  The Sub-Advisor further agrees that:

                                  (i) It will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

                                 (ii) It will place orders pursuant to its
                  investment determinations for the Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Sub-Advisor or an affiliate of the Sub-Advisor exercises investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular

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                  transaction or in terms of the overall responsibilities of the
                  Sub-Advisor to the Fund. In addition, the Sub-Advisor is authorized to take into account the sale of shares of the Fund in allocating to brokers or dealers purchase and sale orders for the Fund's portfolio securities, provided the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. The Sub-Advisor will make investment decisions for the Fund independently from those of other clients of the Sub-Advisor. However, the same security may be held in the portfolio of more than one client when the same security is believed suited for the investment objectives of more than one client. Should two or more clients of the Sub-Advisor simultaneously be engaged in the purchase or sale of the same security, to the extent possible, the transactions will be allocated as to price and amount in a manner fair and equitable to each client;

                                (iii) It will maintain or supervise the
                  maintenance of all books and records with respect to the securities transactions of the Fund, keep its books of account and will furnish the Fund's Board of Directors with such periodic and special reports as the Board may request; and

                           (iv) It will treat confidentially and as proprietary
                  information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Fund, which approval may not be withheld where Sub-Advisor would be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund).

                  4. Services Not Exclusive. The investment management services furnished by the Sub-Advisor hereunder are deemed not to be exclusive, and the Sub-Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Sub-Advisor will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly authorized, have no authority to act for or represent the Fund or the Investment Advisor in any way or otherwise be deemed to be their agent.


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                  5. Books and Records. In compliance with the requirements of
Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, and to permit the Investment Advisor and the Fund access to the Sub-Advisor's records upon the Investment Advisor's or Fund's request.

                  6. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

                  7. Compensation. For the services provided to the Fund pursuant to this Agreement, the Investment Advisor will pay to the Sub-Advisor and the Sub-Advisor will accept as full compensation therefor, a fee, payable on or before the tenth (10th) day of each calendar month, equal to 75% of the fees (after subtracting any fee waivers) paid to the Investment Advisor by the Fund for the preceding calendar month under the Investment Advisory Agreement. If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Sub-Advisor's compensation for such fraction of the month shall be determined by applying the foregoing percentage to the average of the weekly net asset values of the Fund during such fraction of a month (or, if none, to the asset value of the Fund as calculated on the last business day of the preceding month) and in the proportion that such fraction of a month bears to the entire month. The Sub-Advisor understands and agrees that the Fund shall have no liability for payment of the Sub-Advisor's fee hereunder, and that the Sub-Advisor's sole recourse for payment of such fee shall be to the Investment Advisor.

                  8. Limitation of Liability. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Investment Advisor in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  9. Duration and Termination. This Agreement will become effective on the date first written above, and unless sooner terminated as provided herein, shall continue in effect

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for two (2) years. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days' written notice, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund), by the Investment Advisor, or by the Sub-Advisor. This Agreement will immediately and automatically terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

                  10. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

                  11. Miscellaneous. Any notice made pursuant to this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, return-receipt requested, to the other party to this Agreement at its principal place of business. Notice given by a party's attorney shall be deemed to be notice given by the party. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Maryland law.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                      WOLF, WEBB, BURK & CAMPBELL, INC.


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                                      By:
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                                     Title:
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                                      CAM INVESTMENT ADVISORS, INC.


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                                      By:
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                                      Title:
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